UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 13, 2012

CORNERSTONE CORE PROPERTIES

REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

On September 14, 2012 the registrant acquired through a joint venture a 95% interest in two healthcare related facilities with a total of 221 beds. The transaction was funded in part by a loan from GE Capital Corporation. The information in this Report sets forth under Items 2.01 and 2.03 related to the joint venture formed to acquire healthcare properties, including the Medford Facility and Galveston Facility (as defined below) and the related financing arrangements is incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets

Joint Venture to Acquire Medford, Oregon Memory Care Facility and Galveston, Texas Skilled Nursing Facility

General

On September 14, 2012, through an indirect wholly-owned subsidiary, we funded an investment in a joint venture, Cornerstone Healthcare Partners, LLC (the “JV Entity”), that concurrently acquired a 71-bed memory care facility in Medford, Oregon (the “Medford Facility”) from Monterey Village, an Oregon limited partnership (the “Medford Seller”). Cornerstone Healthcare Real Estate Fund, Inc. (“CHREF”), a fund sponsored by an affiliate of our advisor, is our joint venture partner in the $8.5 million transaction.

The Medford Facility will be leased by the joint venture to Radiant Senior Living, the current operator of the property, pursuant to a long-term triple net lease. The lease term is 10 years with a lessee option to renew for two additional five-year periods. The lease rate for the Medford Facility, calculated as the first year lease payment as a percentage of the purchase price, is 9%.

The Medford Facility provides an initial cash on cash yield, which is calculated by dividing the first year lease payment, less debt service and asset management and property management fees paid to our advisor, by the equity contribution, which is estimated to be approximately 12.0%.

On the same date, through an indirect wholly-owned subsidiary, we funded an investment in the JV Entity that concurrently acquired a 150-bed skilled-nursing facility in Galveston County, Texas (the “Galveston Facility”) from Friendswood Realty, LP, a Texas limited partnership (the “Galveston Seller”). CHREF is our joint venture partner in the $15.0 million transaction.

The Galveston Facility will be leased by the joint venture to Mason Friendswood OP, LLC, the current licensee of the property, pursuant to a long-term triple net lease guaranteed personally by the principal of Mason Friendswood OP, LLC. The lease term is 10 years with a lessee option to renew for two additional five-year periods. The lease rate for the Galveston Facility is 10%.

The Galveston Facility provides an initial cash on cash yield, which is estimated to be approximately 15.0%.

Parties and Structure

Capital Contributions. We invested approximately $8.0 million and CHREF invested approximately $0.4 million to fund the acquisitions of the Medford Facility and Galveston Facility. Upon completion of this transaction, we own a 95% equity interest in the JV Entity and CHREF owns the remaining 5% interest.

Management of the JV Entity. As the manager of the JV Entity, we generally have the authority to direct and control the business of the JV Entity; however, under the terms of the operating agreement for the JV Entity, certain major decisions regarding the business of the JV Entity require the unanimous approval of us and CHREF. Such major decisions include, among others, (i) the sale or transfer of all or substantially all of the JV Entity’s assets, (ii) any merger or consolidation of the JV Entity with any other entity, (iii) admission of new members, (iv) loans of JV Entity funds, (v) to incur or enter into any lease, conveyance, mortgage or other agreement or indebtedness on behalf of the JV Entity which requires the personal guarantee of any member or any affiliate of any member and (vi) taking any action to cause the dissolution of the JV Entity. The operating agreement contains terms, conditions, representations, warranties and indemnities that are customary and standard for joint ventures in the real estate industry. As the manager of the JV Entity, we may be entitled to receive compensation for services as shall be determined by consent of all of the members.

Distributions to the JV Entity Members. Distributions to the members of the JV Entity are made first, in proportion to the remaining balance of capital contributions which were paid by each member and not returned to such member, until the cumulative amount of capital contributions paid by each member has been returned to such member; then, in proportion to the percentage interest in the JV Entity held by the member.

Medford Facility

Farmington Square Medford, a memory care facility with 52 units and 71 licensed beds, is located within the Medford, Oregon city limits. The facility, consisting of four separate wood-frame, single-story buildings totaling 32,557 square feet, was constructed in phases between 1990 and 1997 and currently operates at 90% occupancy.

The operator of the Medford Facility has served in that capacity since 1991, and has over twenty years of experience operating senior-living facilities in the Pacific Northwest. As described above, upon the closing of the purchase, the existing operator will continue operating the Medford Facility under a long-term, triple-net lease. Including the Medford Facility, the operator manages thirteen assisted-living facilities in Oregon and Washington.

Galveston Facility

Friendship Haven Healthcare and Rehabilitation Center, a skilled-nursing facility with 150 licensed beds, is located in Galveston County, Texas. The facility, a single-story, 56,968 square foot wood-frame building, was constructed in 1997 and currently operates at 90% occupancy.

The operator of the Galveston Facility has served in that capacity since February 2012, and has over twenty years of experience operating senior-living facilities in Texas and Louisiana. As described above, upon the closing of the purchase, the existing licensed operator will continue operating the Galveston Facility under a long-term, triple-net lease. Including the Galveston Facility, the operator manages fifteen skilled-nursing facilities in Texas.

In evaluating each property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of targeted net rental income, quality of and regulatory compliance of the operator, location, demographics, existing and planned competitive properties and price per bed and analyzed how the property compares to comparable properties in its market.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of Registrant.

We acquired our interest in the Medford Facility and Galveston Facility subject to a secured loan.  On September 13, 2012, we entered into a loan agreement with General Electric Capital Corporation (“GE Loan”) for a loan in the aggregate amount of approximately $16.5 million secured by security interests in the Medford Facility and Galveston Facility. The GE Loan, which bears interest at LIBOR, with a floor of 50 basis points, plus a spread of 4.50%, matures on September 12, 2017, at which time all outstanding principal, accrued and unpaid interest and any other amounts due under the loan agreement will become due. The GE Loan is interest-only and may be voluntarily prepaid within the twelve–month lockout period provided the borrower pays a penalty equal to the sum of the Libor Breakage Amount, as defined in the loan agreement, and two percent of the outstanding balance of the loan. The loan may be prepaid with no penalty after the expiration of the twelve-month lockout period.  Interest payments on the GE Loan are due monthly.  After the lockout period, principal and interest payments are due monthly based on 25-year amortization schedule.

Additionally, as disclosed in Item 2.03 on Form 8-K filed with the Securities Exchange Commission on August 6, 2012, we acquired our interest in the Portland Properties, as defined therein, subject to a secured loan. On August 1, 2012, we entered into a loan agreement with the Sellers for a loan (the “Seller Loan”) in the aggregate amount of approximately $5.8 million secured by security interests in the Portland Properties.

On September 14, 2012, we repaid the entire principal balance of the Seller Loan with proceeds from the GE Loan. Consequently, the GE Loan is secured, in part, by the Portland Properties.

ITEM 5.02	Departure of Director and Principal Executive Officer; Appointment of Officer

On September 18, 2012, Terry G. Roussel resigned as Chairman, CEO, Secretary, and Director of the Company and from his management and director roles at Cornerstone Realty Advisors, the Company’s advisor. There are no current plans to name a new Chairman /CEO. Mr. Roussel’s action was voluntary and is supported by the independent directors as appropriate to the Company’s ongoing strategic repositioning initiative. Mr. Roussel’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Ongoing executive leadership will be provided by Kent Eikanas, the Company’s President and Chief Operating Officer, who will serve in the interim as the Company’s principal executive officer. Concurrently with Mr. Roussel’s resignation, Mr. Eikanas will also be appointed President, Chief Operating Officer and the sole board member of Cornerstone Realty Advisors.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. Audited financial statements for the Medford Facility and Galveston Facility will be filed by amendment to this Form 8-K no later than November 28, 2012.

(b)	Pro forma financial information. Unaudited pro forma financial information will be filed by amendment to this Form 8-K no later than November 28, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.
Dated: September 19, 2012	By:	/s/ Timothy C. Collins
Timothy C. Collins
Chief Financial Officer